SUBSCRIPTION AGREEMENT

                                                              May 15, 2000

Whatifi Funds
790 Eddy Street

San Francisco, California  94105

Ladies and Gentlemen:

         The Whatifi Funds (the "Trust") proposes to issue and sell to the public its shares of beneficial interest without par value (the "Shares") pursuant to a registration statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission. The Trust currently consists of five series namely, the Whatifi S&P 500 Index Fund, the Whatifi Extended Market Index Fund, the Whatifi International Index Fund, the Whatifi Total Bond Index Fund and the Whatifi Money Market Fund (each a "Fund" and together, the "Funds"). In order to provide the Trust with a net worth of at least $100,000 as required by Section 14 of the Investment Company Act of 1940, as amended, we hereby offer to purchase 2,000 Shares of each Fund at a price of $10.00 per Share prior to the effective date of the Registration Statement.

         We will make payment for the Shares by delivery of a certified or official bank check in the amount of $100,000 payable to the order of the Trust or by wire transfer prior to the date specified by the Trust as the proposed effective date of the Registration Statement.

         We represent and warrant to the Trust that the Shares are being acquired by us for investment and not with a view to the resale or further distribution thereof and that the Adviser has no present intention to redeem the Shares.

         The name Whatifi Funds is the designation of the Trustees under the Certificate of Trust, dated December 15, 1999, as amended from time to time. The Certificate of Trust has been filed with the Secretary of State of the State of Delaware. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust, but the Trust's property only shall be bound.

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         Please  confirm that the foregoing  correctly  sets forth the agreement with the Trust.

                                      Very truly yours,


                                      /s/ Harris A. Fricker
                                      By: Harris A. Fricker
                                          Whatifi Financial, Inc.




Confirmed, as of the date first above written.

By:      /s/ Harris A. Fricker
         Harris A. Fricker
         Whatifi Funds
         Chairman of the Board of
         Trustees and President

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